UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2014

Niska Gas Storage Partners LLC

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34733 (Commission File Number)	27-1855740 (IRS Employer Identification No.)

170 Radnor Chester Road, Suite 150
Radnor, PA 19087
(Address of principal executive office) (Zip Code)

(484) 367-7432
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On September 10, 2014, Niska Gas Storage Management LLC (“Management”), the managing member of Niska Gas Storage Partners LLC (the “Company”), appointed Michael J. Hennigan to serve as an independent director of the board of directors (the “Board”) of the Company, effective September 10, 2014. In addition, the Board appointed Mr. Hennigan to serve on the Audit Committee of the Board (the “Audit Committee”) as well as the Compensation Committee of the Board (the “Compensation Committee”).  As a result of Mr. Hennigan’s appointment, the size of the Board increased to eight members, the size of the Audit Committee increased to three members, all of whom are independent as defined under the listing standards established by the New York Stock Exchange, and the Compensation Committee increased to five members.

Mr. Hennigan will receive the same compensation as the Company provides to the other non-employee independent directors, which are described in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on May 30, 2014.

There is no arrangement or understanding between Mr. Hennigan and any other person pursuant to which Mr. Hennigan was selected as a director. There are no relationships between Mr. Hennigan and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Niska Gas Storage Partners LLC dated September 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NISKA GAS STORAGE PARTNERS LLC

Dated: September 10, 2014	By:	/s/ Jason A. Dubchak
Name: Jason A. Dubchak
Title: Vice President, General Counsel and Corporate Secretary